                                                                      Exhibit 24




Independent Auditors' Consent
-----------------------------


The Board of Directors
Barrister Information Systems Corporation:

We consent to incorporation by reference in the registration statements (No. 33-8749 and 33-23309) on Form S-8 and (No. 333-3701) on Form S-3 of Barrister Information Systems Corporation of our reports dated June 20, 1997 relating to the balance sheets of Barrister Information Systems Corporation as of March 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, and the related schedule which reports appear in or are incorporated by reference in the March 31, 1997 annual report on Form 10-K of Barrister Information Systems Corporation.

                              KPMG Peat Marwick LLP

Buffalo, New York
June 24, 1997

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